Exhibit 4.1

Execution Version

AMENDMENT NO. 1

TO

AMENDED AND RESTATED SECTION 382 RIGHTS AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) is entered into as of November 9, 2017, by and between Walter Investment Management Corp., a Maryland corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”), and amends and modifies that certain Rights Agreement (as defined below). All capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed to them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent entered into the Amended and Restated Section 382 Rights Agreement, dated as of November 11, 2016, by and between the Company and the Rights Agent (as may be amended from time to time, the “Rights Agreement”), providing for, among other things, protection for the Company’s existing and “built-in” tax losses and certain other tax benefits against the application of limitations under Section 382 of the Internal Revenue Code;

WHEREAS, the Board of Directors (the “Board”) of the Company has previously authorized, and the Company declared, a dividend of one preferred share purchase right (a “Right”) for each share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) outstanding as of the close of business on July 9, 2015, and the Board further authorized and directed the issuance of one Right (subject to adjustment as provided in the Rights Agreement) with respect to each share of the Common Stock that shall become outstanding between the Record Date and the earlier of the Distribution Date and the Expiration Date; provided, however, that the Rights may be issued with respect to shares of the Common Stock that shall become outstanding after the Distribution Date and prior to the Expiration Date in accordance with the Rights Agreement;

WHEREAS, each Right entitles the registered holder thereof to purchase from the Company, upon the terms and subject to the conditions set forth in the Rights Agreement, one one-thousandth of a fully paid, non-assessable share of Junior Participating Preferred Stock, par value $0.01 per share (the “Junior Preferred Stock”), of the Company;

WHEREAS, the Rights Agreement provides that if any person or group becomes an Acquiring Person, then each holder of a Right (other than the Rights held by the Acquiring Person and certain affiliated persons) would thereafter have the right to receive upon the exercise of a Right and the payment of the Purchase Price in accordance with the Rights Agreement and in lieu of one one-thousandth of a share of the Junior Preferred Stock, that number of shares of the Common Stock having a market value of two times the Purchase Price;

WHEREAS, pursuant to Section 1(n) of the Rights Agreement, the Final Expiration Date is the earliest to occur of (i) the close of business on November 11, 2017, (ii) the repeal of Section 382 or any successor statute if the Board determines that the Rights Agreement is no longer necessary for the preservation of Tax Benefits or (iii) the beginning of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward;

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to amend the Rights Agreement to extend the Final Expiration Date to the earliest to occur of (i) the close of business on November 11, 2018, (ii) the repeal of Section 382 or any successor statute if the Board determines that the Rights Agreement is no longer necessary for the preservation of Tax Benefits or (iii) the beginning of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward;

WHEREAS, Section 27 of the Rights Agreement permits the Company, from time to time, to supplement or amend the Rights Agreement without the approval of any holders of the Rights;

WHEREAS, the Board adopted a resolution on November 9, 2017, approving the execution of this Amendment and, pursuant to Section 27 of the Rights Agreement, hereby amends the Rights Agreement as set forth herein; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Amendment(s) of the definition of “Final Expiration Date” and to the Form of Summary of Rights. Each of (i) the definition of “Final Expiration Date” in Section 1(n) of the Rights Agreement and (ii) paragraph eight of the Form of Summary of Rights, attached as Exhibit C to the Rights Agreement, is amended so that reference to “November 11, 2017” is hereby replaced with “November 11, 2018”.

Section 2. Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. Except as amended by this Amendment, the Rights Agreement shall continue in full force and effect.

Section 3. Severability. If any term or other provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Amendment is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated by this Amendment are consummated as originally contemplated to the greatest extent possible.

Section 4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, provided, however, that all provisions regarding the rights, duties, liabilities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the state of New York applicable to contracts made and to be performed entirely within such state, without regard to the principles or rules concerning conflicts of laws which might otherwise require application of the substantive laws of another jurisdiction.

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IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

WALTER INVESTMENT MANAGEMENT CORP.

By:	/s/ John J. Haas
Name: John J. Haas Title: Chief Legal Officer, General Counsel and Secretary

[Signature Page to Amendment to Rights Agreement]

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Megan Roe
Name: Megan Roe Title: VP, Client Services

[Signature Page to Amendment to Rights Agreement]